Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Michael T. Prior
Monday, December 29, 2014		Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

ATN Acquires Distributed Generation Solar Power Operation

•                  Investment marks ATN’s entrance into distributed solar electric power market with purchase of 46MW of producing solar power projects

•                  Accretive to operating cash flow and EBITDA beginning in Q1 of 2015

•                  Acquisition provides predictable cash flows through long-term Power Purchase Agreements (PPA’s) with high-credit quality counterparties

•                 Conference Call Scheduled for Today at 5:15 p.m. ET

Beverly, MA — December 29, 2014 — Atlantic Tele-Network (NASDAQ: ATNI) today announced it has acquired substantially all of the assets of Green Lake Capital, LLC and certain of its affiliates (collectively, “Green Lake”), an owner and operator of commercial distributed generation solar power systems in Massachusetts, California and New Jersey.  ATN acquired these assets as part of a total transaction valued at approximately $103 million with approximately $64 million of cash and the assumption of $39 million of debt, through its newly formed subsidiary, Ahana Renewables, LLC (“Ahana”). Along with these assets, ATN has retained the management team and staff that developed and operates the Green Lake assets.

Ahana, based in San Francisco, operates 28 commercial solar projects at 59 sites with an aggregate 45.7 megawatts of electricity generating capacity. Customers include high-credit quality corporates, utilities, schools, and municipalities, and current power purchase agreement terms range from 10 to 25 years, with a weighted average life remaining of 14.4 years. All of the acquired sites are completed revenue- producing projects with at least one year of operating history.  ATN currently projects that the acquired portfolio will produce an approximately 10% levered cash-on-cash IRR before additional investments and growth.

The transaction is expected to be accretive to ATN’s 2015 operating cash flow and EBITDA, however, it is expected to be modestly dilutive to net income due to project financing assumed as part of the acquisition.  For 2015, ATN currently expects Ahana to produce revenues of approximately $19 - $22 million and its EBITDA margins to be in the 70% to 75% range, subject to final purchase accounting adjustments.

“This investment is an excellent opportunity to expand our business and generate attractive returns for investors,” said Michael Prior, Chief Executive Officer of the Company. “We believe that it is much like the investment we initially made in our wholesale wireless and fiber operations, in that it is an extensive, high quality infrastructure-based business with solid cash flows and the potential for expansion and higher returns through additional investment.  While we continue to invest in our telecommunications businesses, our ownership of Ahana is an opportunity to expand critical infrastructure investment in an industry that is fragmented but rapidly expanding and evolving through an acquisition that has both solid cash producing facilities and high credit quality customers.  We have investigated solar and other energy solutions as a way to lower power costs or to allow us to build in areas with poor or limited conventional power sources.  This transaction provides us with an important growth platform and an entrepreneurial, yet disciplined management team under whose leadership we expect to leverage our initial investment by developing new projects.”

“We are pleased to partner with an organization like ATN that has a demonstrated track record of prudent investment management and operating success,” said Marvin Tien, Managing Director of Ahana.

“ATN brings us access to long-term committed capital, and the ability to scale the business in line with market growth and opportunity,” added Jason Tai, Managing Director of Ahana.

ATN and the Ahana management team will together own approximately 97% of Ahana, and its financial results will be consolidated with ATN’s results. ATN was advised by Media Venture Partners, LLC, Stoel Rives LLP and McGuireWoods LLP on this transaction.

Other Recent Events

On December 19, 2014, ATN amended and restated its existing credit facility.  The amended credit facility provides for a five year $225 million revolver facility and the ability to increase the revolver by up to an additional $200 million (subject to lender consent).  The revolver facility bears interest at a rate equal to either (i) the London Interbank Offered Rate (LIBOR) plus an applicable margin ranging between 1.50% to 1.75% or (ii) a base rate plus an applicable margin ranging from 0.50% to 0.75%.

“This amended credit facility provides ATN with much more operational and strategic flexibility and increased balance sheet capacity at attractive rates,” said Justin Benincasa, the Company’s Chief Financial Officer.

The facility was arranged by CoBank, ACB, as Lead Arranger and Fifth Third Bank and MUFG Union Bank, N.A., as Joint Lead Arrangers.  Following the Ahana investment, ATN expects to have consolidated debt of approximately $39 million and consolidated cash of approximately $350 million.

Conference Call Information

Atlantic Tele-Network will host a conference call on Monday, December 29, 2014 at 5.15 p.m. Eastern Time (ET) to discuss this transaction. The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. The dial-in numbers are US/Canada: (877) 734-4582 and International: (678) 905-9376, conference ID 59708375. To listen to a live broadcast of the call and to view the corresponding presentation over the Internet, please visit http://edge.media-server.com/m/p/a67t327r. The Webcast archive of the call will be available at ir.atni.com beginning approximately one hour after the call.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (NASDAQ: ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean and owns and operates solar power systems in select locations in the United States. Through our operating subsidiaries, we (i) provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, local exchange services and broadband internet services, (ii) provide distributed solar electric power to corporate, utility and municipal customers and (iii) are the owner and operator of terrestrial and submarine fiber optic transport systems. For more information, please visit www.atni.com .

Cautionary Language Concerning Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the future financial performance of the acquired solar business, its growth prospects and its anticipated contributions to ATN.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: (i) the performance of the solar industry generally and the acquired business specifically, (ii) ATN’s ability to operate in a new industry, (iii) changes in laws and government regulations affecting the acquired business, (iv) consumer demand for solar power and (v) the “Risk Factors” factors discussed in ATN’s public reports, including its most recent Quarterly Report on Form 10-Q filed with the SEC on November 11, 2014.  The information set forth in this news release speaks only as of the date hereof, and ATN disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.